UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2017

CALADRIUS BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

106 Allen Road. 4th Floor, Basking Ridge. NJ 07920
(Address of Principal Executive Offices) (Zip Code)

(908) 842-0100
Registrant’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Interest Purchase Agreement with Hitachi Chemical Co. America, Ltd.

On March 16, 2017 (the “Effective Date”), Caladrius BioSciences, Inc. (“Caladrius”) entered into an interest purchase agreement (the “Purchase Agreement”) with PCT LLC, a Caladrius Company, a majority owned subsidiary of Caladrius (“PCT”), and Hitachi Chemical Co. America, Ltd. (“Hitachi”), pursuant to which Hitachi has agreed to acquire the 80.1% membership interest in PCT that it does not already own from Caladrius for $75.0 million in cash (the “Sale”), subject to potential adjustment, including based on PCT’s cash and outstanding indebtedness as of the closing of the Sale and a potential future milestone payment (the “Purchase Price”). Pursuant to the terms of the Purchase Agreement, at the Effective Date, Hitachi will pay Caladrius $5.0 million of the Purchase Price (the “Initial Payment”). At the closing of the Sale (the “Closing”), an additional $5.0 million of the Purchase Price will be deposited into an escrow account to cover potential indemnification claims of Hitachi, if any. As discussed below, the Closing is subject to customary closing conditions, including approval of Caladrius’ stockholders, and is expected to occur during the second quarter of 2017. However, we cannot provide assurance as to when the Sale will be completed, or whether it will be completed at all.

As part of the Purchase Price, Hitachi will pay Caladrius $5.0 million (the “Milestone Payment”) if PCT achieves $125 million in Cumulative Revenue (excluding clinical service reimbursables) (the “Milestone”) for the period from January 1, 2017 through December 31, 2018 (the “Milestone Period”). For purposes of the Milestone, “Cumulative Revenue” will be calculated based on PCT’s revenue from all customers (including Caladrius and its subsidiaries) in accordance with the financial accounting and reporting standards set forth in the statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

The Purchase Agreement and the Sale have been approved by the board of directors of Caladrius (the “Caladrius Board”). Director Robert A. Preti recused himself from all deliberations relating to the Sale due to his interests in the transaction, including his entry into the retention agreement discussed below and his entering into an employment agreement with PCT and Hitachi that will be effective upon the Closing.

The Purchase Agreement requires Caladrius to cause to be filed with the Securities and Exchange Commission (the “SEC”) as promptly as practicable following the Effective Date, a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the stockholders’ meeting (the “Stockholders’ Meeting”) at which Caladrius’ stockholders will vote on, among other things, a proposal to adopt the Purchase Agreement (the “Sale Proposal”).

Caladrius and PCT have made customary representations and warranties in the Purchase Agreement and have agreed to customary covenants, including covenants regarding the operation of the PCT business prior to the closing. In addition, Caladrius and PCT have agreed to covenants prohibiting them and their representatives from soliciting, providing information or entering into discussions concerning competing proposals to the Sale, except in limited circumstances relating to unsolicited proposals where the Caladrius Board determines in good faith, after consultation with its outside financial and outside legal counsel, that the failure to take such action would be inconsistent with the Caladrius Board’s fiduciary duties under applicable law.

Except as permitted under the terms of the Purchase Agreement, the Caladrius Board may not fail to make, withdraw, change, modify or condition, in a manner adverse to Hitachi, its recommendation that Caladrius’ stockholders approve the Sale (a “Caladrius Adverse Recommendation Change”). However, the Purchase Agreement provides that, if the Caladrius Board determines that a competing proposal constitutes a Superior Proposal (as such term is defined in the Purchase Agreement) and that the failure to effect a Caladrius Adverse Recommendation Change would be inconsistent with the Caladrius Board’s fiduciary duties under applicable law, then, the Caladrius Board may effect a Caladrius Adverse Recommendation Change. However, subject to limited exceptions, Caladrius may not terminate the Purchase Agreement and enter into an agreement with a third party making a Superior Proposal until after Caladrius’ stockholder’s vote on the Sale Proposal and the Purchase Agreement is terminated.

The consummation of the Sale is subject to certain conditions, including: (i) approval of the Sale Proposal by Caladrius’ stockholders (“Caladrius Stockholder Approval”); (ii) the execution of a loan payoff letter by Oxford Finance LLC; (iii) receipt of certain third party consents, waivers and approvals; and (iv) certain other customary closing conditions.

In addition, the Purchase Agreement contains customary indemnification provisions for certain losses incurred by Hitachi as a result of, among other things, failures of representations and warranties made by Caladrius or PCT or the failure of Caladrius or PCT to perform covenants under the Purchase Agreement as well as certain other liabilities.

The Purchase Agreement also provides that for a period of seven years following the Closing, Caladrius will be entitled to procure products and services from PCT at pricing equal to Manufacturing Cost (as such term is defined in the Purchase Agreement) for such products and services plus 5%, in connection with Caladrius’ development of T-regulatory cell platforms.

The Purchase Agreement may be terminated under the circumstances set forth in the Purchase Agreement. If the Purchase Agreement is terminated under certain circumstances, Caladrius must return the Initial Payment within 90 days; if it does not, Hitachi’s ownership in PCT will increase to 26.06% through the automatic exercise of a PCT warrant issued to Hitachi on the Effective Date (the “PCT Warrant”). If the Purchase Agreement is terminated under certain other circumstances, Caladrius must return the Initial Payment and pay a $5.0 million break-up fee within 90 days; if it does not, Hitachi’s ownership in PCT will increase to 32.22% through the automatic exercise of the PCT Warrant. Finally, if the Purchase Agreement is terminated by Caladrius under certain circumstances, Caladrius will retain the Initial Payment as a break-up fee.

If the PCT Warrant is exercised, the Amended and Restated Operating Agreement of PCT, LLC, a Caladrius Company, will be amended to increase the size of the PCT board of managers from five to six. If this were to occur, a representative of Hitachi would be appointed as a new board member, resulting in two PCT board members being appointed by Hitachi, and four PCT board members being appointed by Caladrius. Currently, Hitachi has the right to appoint, and has appointed, one of the five members of the PCT board of managers.

Caladrius expects to enter into, or has entered into, certain ancillary agreements in connection with the Sale, including: (i) a Transition Services Agreement, which will be entered into as of the date of Closing, between Caladrius and PCT (the “Transition Services Agreement”), pursuant to which Caladrius will agree to provide PCT with certain services over a transition period and (ii) that certain Escrow Agreement to be entered into on the date of Closing, pursuant to which $5.0 million of the Purchase Price will be put into escrow on the date of Closing to cover indemnification obligations of Caladrius under the Purchase Agreement, if any.

The Purchase Agreement has been provided pursuant to applicable rules and regulations of the SEC in order to provide investors and stockholders with information regarding its terms; however, it is not intended to provide any other factual information about Caladrius, PCT, Hitachi, their respective subsidiaries and affiliates, or any other party. In particular, the representations, warranties and covenants contained in the Purchase Agreement have been made only for the purpose of the Purchase Agreement and, as such, are intended solely for the benefit of the parties to the Purchase Agreement. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain disclosures exchanged by the parties in connection with the execution of the Purchase Agreement. Furthermore, many of the representations and warranties in the Purchase Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about Caladrius, PCT, Hitachi, their respective subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement and these changes may not be fully reflected in Caladrius’ public disclosures.

AS A RESULT OF THE FOREGOING, INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED NOT TO RELY ON THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THE PURCHASE AGREEMENT, OR ON ANY DESCRIPTIONS THEREOF, AS ACCURATE CHARACTERIZATIONS OF THE STATE OF FACTS OR CONDITION OF CALADRIUS, PCT, HITACHI OR ANY OTHER PARTY. INVESTORS, AND STOCKHOLDERS ARE LIKEWISE CAUTIONED THAT THEY ARE NOT THIRD-PARTY BENEFICIARIES UNDER THE PURCHASE AGREEMENT AND DO NOT HAVE ANY DIRECT OR CONTRACTUAL RIGHTS OR REMEDIES PURSUANT TO THE PURCHASE AGREEMENT.

The foregoing description of the Purchase Agreement and the PCT Warrant is not complete and is subject to and qualified in its entirety by reference to the Purchase Agreement and the PCT Warrant, copies of which are attached as Exhibits 2.1 and 10.1, respectively, to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Support Agreement and Irrevocable Proxy

In connection with the Purchase Agreement, certain members of Caladrius’ management and all members of the Caladrius Board, who collectively are beneficial owners of approximately 9.8% of the outstanding shares of Caladrius common stock, each entered into a Support Agreement and Irrevocable Proxy (each a “Support Agreement”), dated the Effective Date, with Hitachi whereby each such stockholder agreed, among other things, to vote all the shares of Caladrius stock owned beneficially or of record by such stockholder (i) against any Alternative Transaction (as such term is defined in the Purchase Agreement) and any other matter that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Purchase Agreement and certain related agreements and (ii) in favor of the Sale Proposal (collectively, the “Subject Proposals”). Each Support Agreement also contains a “lock-up” provision that, subject to limited exceptions, prevents the stockholder party thereto from transferring his shares of Caladrius stock. Each Support Agreement terminates upon the earlier of (i) the Closing, (ii) the termination of the Purchase Agreement and (iii) such date and time as designated by Hitachi (the “Expiration Time”). In addition, each person signing a Support Agreement provided Hitachi an irrevocable proxy with respect to any action, approval or consent involving the Subject Proposals.

The foregoing description of the Support Agreements is not complete and is subject to and qualified in its entirety by reference to the form of Support Agreement, attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Additional Information About the Sale and Where to Find it

Caladrius intends to file with the Securities and Exchange Commission (“SEC”) and mail to its stockholders a proxy statement in connection with, among other things, the Sale. Investors and stockholders of Caladrius are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about Caladrius and the Sale. The proxy statement and other relevant materials (when they become available), and any other documents filed by Caladrius with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by Caladrius by directing such requests to Caladrius Biosciences, Inc., 420 Lexington Avenue, Suite 350, New York, NY 10170, Attn: Jacquelyn Briggs or jbriggs@caladrius.com, Telephone: (646) 606-2221.

Participants in the Solicitation

Caladrius and its directors and executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from Caladrius’ stockholders in connection with the Sale. Information regarding Caladrius’ directors and executive officers is contained in Caladrius’ proxy statement on Schedule 14A filed with the SEC on May 10, 2016. Additional information regarding the participants in the solicitation of proxies in respect of the Sale and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement when it becomes available.

Safe Harbor for Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the Sale, the possibility of earning the Milestone Payment, the possibility of obtaining stockholder or other approvals or consents for the Sale and Caladrius’ future prospects. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual events or results to differ materially from those set forth in the forward-looking statements, including, without limitation: risks and uncertainties relating to potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Sale; unexpected costs, charges or expenses relating to or resulting from the Sale; litigation or adverse judgments relating to the Sale; risks relating to the completion of the proposed Sale, including the risk that the required stockholder vote might not be obtained in a timely manner or at all, or other conditions to the completion of the Sale not being satisfied; any difficulties associated with requests or directions from governmental authorities resulting from their review of the Sale; any changes in general economic and/or industry-specific conditions; and other risks detailed in Caladrius’ filings with the SEC, including those disclosed under “Item 1A. Risk Factors” in

Caladrius’ Annual Report on Form 10-K filed with the SEC on March 17, 2017 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. Caladrius does not intend, and disclaims any obligation, to update or revise any forward-looking information contained in this Current Report on Form 8-K or with respect to the matters described herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 16, 2017, Caladrius entered into a Retention and Incentive Agreement with Robert A. Preti, a former Caladrius director and a co-founder and the President of PCT (the “Retention Agreement”), to (i) incentivize Dr. Preti to (a) continue in his position with PCT from the Effective Date through the date of Closing and (b) continue in his position with PCT and/or PCT Cell Therapy Services, LLC, a subsidiary of Hitachi from and after the date of Closing into the Milestone Period to facilitate a smooth transition of the operations of PCT to ownership by Hitachi, and (iii) to help ensure the ongoing participation of Dr. Preti in PCT's business, as this increases the likelihood of Caladrius receiving the Milestone Payment. The Retention Agreement supersedes all prior agreements and understandings between Dr. Preti and Caladrius regarding the subject matter of the Retention Agreement. The following is a brief description of the terms and conditions of the Retention Agreement:

Continued Employment with PCT. Pursuant to an employment agreement between PCT and Dr. Preti, to be dated as of the Effective Date (the “Employment Agreement”) Dr. Preti will perform services as an employee of PCT following the Closing.

Retention Payments. Subject in each case to Dr. Preti signing a customary release, Dr. Preti will receive the following compensation:

•	Simultaneously with the Closing, Caladrius will pay to Dr. Preti $1.375 million (the “First Retention Payment”).

•	As an incentive to remain employed with PCT and to use commercially reasonable efforts to cause PCT to maximize its overall performance and in particular to achieve the Milestone (but not contingent upon achieving the Milestone), Dr. Preti will receive a lump-sum cash retention and incentive payment equal to $1.375 million for the period from Closing until the date one year after the date of the Closing (the “Anniversary Date”), subject to Dr. Preti’s continued employment with PCT through the Anniversary Date (the “Second Retention Payment”).

•	Dr. Preti will be entitled to 5% of the Milestone Payment if it is successfully earned (the “Third Retention Payment” and, together with the First Retention Payment and the Second Retention Payment, the “Retention Payments”).

Acceleration of Equity Awards; Exercise Period. Upon the Closing, (i) all outstanding options and stock appreciation rights of granted to Dr. Preti prior to the Closing shall be fully vested and immediately exercisable in their entirety, and (ii) all unvested stock awards, restricted stock units, restricted stock, performance-based awards, and other awards shall become fully vested. Dr. Preti will be able to exercise his equity awards for up to three years following the Closing.

Bonuses. Dr. Preti shall be paid by PCT a bonus of $196,112 with respect to the performance of PCT in 2016. In addition, Caladrius shall pay or cause to be paid to Dr. Preti the second installment of $175,000 of the sign on bonus pursuant to Section 3(c) of Dr. Preti’s employment agreement with PCT, dated as of March 11, 2016, on March 11, 2018.

Resignation from Caladrius. Dr. Preti has agreed that, effective upon the Effective Date, he resigns and is no longer an officer or director of Caladrius (the “Resignation”).

Payments for Taxes. If any payments under Preti’s Retention Agreement are subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), Caladrius shall pay to Dr. Preti an additional payment (the “Tax Reimbursement Payment”) in an amount such that the net amount received by Dr. Preti after deducting all applicable taxes (including any federal, state or local income taxes, any Excise Tax, any taxes applicable to the payment to Dr. Preti of the Tax Reimbursement Payment and any associated penalties or interest) in connection with the First Retention Payment and the Second Retention Payment is not less than $1,200,000 in the aggregate.

Compensation Upon Termination of Employment. If PCT terminates Dr. Preti’s employment without Cause (as such term is defined in the Employment Agreement) or Dr. Preti terminates his employment for Good Reason (as such term is defined in the Employment Agreement) or if Dr. Preti’s employment under the Employment Agreement is terminated by reason of death or Disability (as such term is defined in the Employment Agreement), in each case pursuant to the terms of the Employment Agreement, Caladrius shall pay Dr. Preti or his estate, as the case may be, the unpaid Retention Payments. If before a Retention Payment is paid, PCT terminates Dr. Preti’s employment for Cause or Dr. Preti terminates his employment for other than Good Reason, in each case pursuant to the Employment Agreement, Caladrius shall have no obligations to pay any as yet unpaid Retention Payment(s) or any other amount to Dr. Preti or any other person.

All Payments Contingent on Closing of the Sale. No payment, other than the $196,112 with respect to the performance of PCT in 2016, will be made under the Retention Agreement unless and until the Closing occurs.

The foregoing description of the Retention Agreement is not complete and is subject to and qualified in its entirety by reference to copy of the Retention Agreement, attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 8.01 Other Events.

On March 16, 2017, Caladrius issued a press release, announcing the Sale. A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The Exhibit Index appearing immediately after the signature page to this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALADRIUS BIOSCIENCES, INC.

By:	/s/ David J. Mazzo
Name:	David J. Mazzo, PhD
Title:	Chief Executive Officer

Dated: March 17, 2017

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Interest Purchase Agreement, by and among Hitachi Chemical Co. America, Ltd., PCT LLC, a Caladrius Company and Caladrius Biosciences, Inc., dated as of March 16, 2017
10.1	Warrant for the Purchase of Units of PCT, LLC, a Caladrius Company, effective as of March 16, 2017
10.2	Retention and Incentive Agreement, by and between Robert A. Preti and Caladrius Biosciences, Inc., dated as of March 16, 2017
99.1	Form of Support Agreement
99.2	Press release, dated March 16, 2017

*	Certain schedules, annexes and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.